UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                              January 4, 2017

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:               (201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION

Form 8-K

Current Report

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2017, Cambrex Corporation (the “Company”) announced the appointments of Gregory P. Sargen, 51, its current Chief Financial Officer (“CFO”), to the newly created executive officer role of Executive Vice President, Corporate Development and Strategy, and of Tom Vadaketh as the Company’s Executive Vice President and CFO, effective January 20, 2017. Mr. Sargen will continue to serve as CFO of the Company until January 20, 2017.

Mr. Vadaketh, 54, currently serves as Vice President and Chief Financial Officer of The Crosby Group, a leading global provider of highly engineered solutions for lifting and rigging applications, where since 2014 he has been responsible for all aspects of finance, including accounting, financial planning & analysis, tax and treasury. Prior to joining The Crosby Group, Mr. Vadaketh served in various roles at Tyco International, a globally diversified company that has since merged with Johnson Controls, most recently serving as Vice President, Finance, Corporate Financial Planning & Analysis and CFO, Global Products.

Pursuant to the terms of an offer letter dated December 30, 2016 (the “Offer Letter”), Mr. Vadaketh will receive an annual base salary of $400,000 and a sign-on bonus of $50,000 that is payable one month from his start date and must be repaid in the event of Mr. Vadaketh’s voluntary termination or termination by the Company for cause, in either case, within 12 months from his start date. Mr. Vadaketh will also receive a one-time stock option grant valued at $800,000 that will vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date. Mr. Vadaketh will participate in the Company’s annual cash incentive plan pursuant to which he is eligible to receive a bonus award of 60% of base salary for achievement at target performance, with up to 40% of base salary payable for achievement at the minimum performance level and up to 200% of base salary payable for achievement of maximum performance. The Company will also reimburse certain of Mr. Vadaketh’s relocation expenses, which would be subject to full or partial clawback if Mr. Vadaketh were to voluntarily terminate employment or if his employment were terminated for cause, in either case, within 24 months of his start date.

Pursuant to the Offer Letter, if Mr. Vadaketh’s employment is involuntarily terminated for any reason other than for cause, Mr. Vadaketh will be entitled to receive a severance payment equal to his base salary for up to 12 months from his date of separation or until he finds equivalent employment, if earlier, subject to his signing an appropriate separation agreement. In connection with Mr. Vadaketh’s commencement of employment, the Company also expects to enter into a separate employment agreement with Mr. Vadaketh that provides for certain severance benefits in connection with termination of his employment following or in connection with a change of control of the Company. Mr. Vadaketh’s employment agreement is expected to provide for payments and restrictions (including noncompetition, nonsolicitation and confidentiality restrictions) on terms materially consistent with those applicable to Mr. Cavanagh, a description of which was included in the Company’s proxy statement for its 2016 annual meeting of stockholders filed on March 21, 2016, in the section entitled “Change of Control Employment Agreements,” and is incorporated herein by reference. If applicable, these severance payments and benefits would be provided in lieu of the severance payments otherwise provided under the Offer Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: January 4, 2017	By:	/s/ Samantha Hanley
Name: Samantha Hanley
Title: Vice President